Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

December 21, 2007

Consonus Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Consonus Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 6,900,000 shares of the Company’s Common Stock, par value $0.000001 per share (“Common Stock”), including shares of Common Stock that may be sold pursuant to an over-allotment option (which includes shares of Common Stock issuable upon exercise of a warrant (the “Warrant Shares”) to purchase shares of common stock of the Company) (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-142635), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

As special counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers of the Company.  We are not licensed to practice law in the State of Delaware, and our opinions as to the Delaware General Corporation Law are based solely on our review of standard compilations of the official statutes of Delaware as well as the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon the foregoing, we are of the opinion that (i) the Shares (other than the Warrant Shares) to be registered for sale by the Company and the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) have been duly authorized by the Company, (ii) the Warrant Shares to be registered for sale by the holder of the Warrant identified in the Registration Statement (the “Warrant Holder”) when issued in accordance with the terms of the Warrant will be duly authorized by the Company, (iii) the Shares to be registered for sale by Selling Stockholders (other than the Warrant Shares) are, and the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, to be registered for sale by the Company and the Warrant Holder, will be, validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name appearing under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.